Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of OceanPal Inc. for the registration of 145,978 shares of Common Stock offered by Selling Stockholders and to the incorporation by reference therein of our report dated April 15, 2025, with respect to the consolidated financial statements of OceanPal Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
September 16, 2025